Exhibit 10.4

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 24th day of May, 2021, by and between SILICON VALLEY BANK (“Bank”) and CUTERA, INC., a Delaware corporation (“Borrower”) whose address is 3240 Bayshore Boulevard, Brisbane, California 94005.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 9, 2020, as amended by that certain First Amendment to Loan and Security Agreement between Borrower and Bank dated as of March 4, 2021, and as further amended by that certain Second Amendment to Loan and Security Agreement dated as of May 27, 2021 by and between Bank and Borrower (as may be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 7.9(b) (Permitted Convertible Indebtedness). Section 7.9(b) is hereby deleted in its entirety and replaced with the following:

“ (b) Permitted Convertible Indebtedness. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund, settlement, conversion, or similar payment with respect to, any Permitted Convertible Indebtedness, except that Borrower (i) may repurchase and/or exchange any 2021 Convertible Indebtedness for cash, shares of the Borrower’s capital stock or any combination of cash and shares, as applicable, provided that the aggregate amount of cash used in such repurchases and/or exchanges of the 2021 Convertible Indebtedness shall not exceed the net proceeds the Borrower receives from the offering of the 2022 Convertible Indebtedness and (ii) may make any required payments of cash or deliveries in shares of common stock of Borrower or any combination thereof (or other securities or property following a merger event, reclassification or other change of the common stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase or redemption thereof and/or making payments and deliveries upon conversion thereof) (provided that, for the sake of clarity, “required payments or deliveries” shall not include a redemption of the Permitted Convertible Indebtedness by Borrower at Borrower’s option, so long as both (i) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) does not exceed the aggregate principal amount thereof and (ii) such conversion or payment does not require any net payment of cash by Borrower pursuant to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness).”

2.2 Section 13 (Definitions). The definition of “Permitted Convertible Indebtedness” is deleted in its entirety and replaced with the following:

“ “Permitted Convertible Indebtedness” means (i) Indebtedness issued under that certain Indenture, dated as of March 9, 2021, between Borrower and U.S. Bank, National Association, as trustee (the “2021 Convertible Indebtedness”), and (ii) unsecured Indebtedness of Borrower, issued on or prior to June 30, 2022, in an aggregate principal amount of not more than Two Hundred Thirty Million Dollars ($230,000,000) (the “2022 Convertible Indebtedness”) that (a) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type (in each case, as determined by Borrower in good faith) and (b) is convertible or exchangeable into shares of common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or a combination thereof, and cash in lieu of fractional shares of common stock of Borrower; provided, that (i) such Permitted Convertible Indebtedness shall have a stated final maturity no earlier than one hundred eighty (180) days after the Revolving Line Maturity Date and shall not be subject to any conditions that could result in such state final maturity occurring on a date earlier than one hundred eighty (180) days after the Revolving Line Maturity Date (it being understood that (x) any conversion of such notes, whether into cash, shares of common stock or any combination thereof (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), (y) a repurchase of such notes on account of the occurrence of a “fundamental change” or (z) any redemption of such notes at the option of Borrower, in each case, shall not be deemed to constitute a change in the stated final maturity thereof), (ii) such notes shall not be callable prior to the third anniversary of the issuance thereof, (iii) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates or upon the occurrence of one or more events or at the option of any holder thereof prior to the date that is one hundred eighty (180) days after the Revolving Line Maturity Date (except, in each case, upon any conversion of such notes into shares of common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or any combination thereof), the occurrence of an event of default or a “fundamental change” or, following Borrower’s election to redeem such notes (to the extent permissible under clause (ii) above), and (iv) no Person that is not a Borrower or Guarantor shall have guarantee or primary obligations with respect to obligations of Borrower thereunder.”

2.3 Section 13 (Definitions). The following new terms and their respective definitions are inserted to appear alphabetically in Section 13.1 thereof:

“ “2021 Convertible Indebtedness” is defined in the definition of “Permitted Convertible Indebtedness”.

“ “2022 Convertible Indebtedness” is defined in the definition of “Permitted Convertible Indebtedness”.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of an original executed counterparty.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

SILICON VALLEY BANK	CUTERA, INC.

By:	/s/ Mark Davis	By:	/s/ Rohan Seth
Name: Mark Davis		Name: Rohan Seth
Title: Vice President		Title: Chief Financial Officer